BEFORE THE PENNSYLVANIA PUBLIC
                              UTILITY COMMISSION


Joint Petition of West Penn Power Company and   )
AYP Capital, Inc. for Affiliate                 )
Interest Approval and Hybrid                    )
Exempt Wholesale Generator                      )     NO.
Approval                                        )



        JOINT PETITION OF WEST PENN POWER COMPANY AND AYP CAPITAL, INC.

            NOW COMES, West Penn Power Company ("West Penn"), a Pennsylvania corporation and a public utility under the Pennsylvania Public Utility Code, pursuant to the affiliate interest provisions of Section 2102 thereof, 66 Pa.
C. S. Section 2102, and AYP Capital, Inc., ("AYP") an unregulated, wholly owned subsidiary of Allegheny Power System, Inc. ("APS"), pursuant to the hybrid exempt wholesale generator ("EWG") provisions of Section 32(c) of the Public Utility Holding Company Act of 1935, as amended by the Energy Policy Act of 1992, 15 U.S.C. Section79z-5a(c) (hereinafter collectively "PUHCA"), and request Commission approval of an affiliated interest transaction and hybrid EWG status as described below:
                                  BACKGROUND
            1. West Penn is a public utility providing electric utility service at retail to the public in parts of Pennsylvania. West Penn is a wholly owned subsidiary of APS, a registered holding company under PUHCA.
            2. AYP, also a wholly owned subsidiary of APS, was incorporated in Delaware on August 18, 1994. AYP was created to allow APS to pursue, on an unregulated basis, opportunities closely related to the core business of APS. The Securities and Exchange Commission ("SEC"), pursuant to its authority under PUHCA, has authorized AYP to engage in various activities, including investment in EWGs.
            3. Monongahela Power Company ("Mon Power") and The Potomac Edison Company ("Potomac Edison") are also wholly owned subsidiaries of APS and are public utilities providing retail electric service to the public in parts of Maryland, Ohio, West Virginia and Virginia.
            4. As one of its activities in the area of EWG investment, AYP has agreed to purchase the 50% undivided interest of Duquesne Light Company ("DQE") in Unit No. 1 of the Ft. Martin Generating Station ("the Station").
Unit No. 1 of the Station is owned jointly by DQE, Mon Power and Potomac
Edison. Unit No. 2 of the Station is owned jointly by West Penn, Mon Power and Potomac Edison. By Order dated September 30, 1968, at Docket No. A-94829, the Commission granted a certificate of public convenience and necessity permitting the acquisition by West Penn of its interest in Unit No. 2.
            5. Unit No. 1 of the Station is currently operated by Mon Power for the benefit of its owners pursuant to an Operating Agreement dated April
30, 1965. Certain common facilities are operated under a Common Facilities Operating Agreement dated November 14, 1968, which merely extended the terms of the original Operating Agreement to cover the common facilities
(collectively "the Operating Agreement"). The Operating Agreement has governed the operation of Unit No. 1 of Ft. Martin since its effective date.
A similar operating agreement, dated December 30, 1965, governs the operation of Unit No. 2 by Mon Power. The accounting mechanisms embodied in the Unit
No. 2 Operating Agreement, which are identical to those embodied in the Operating Agreement for Unit No. 1, have been repeatedly reviewed and accepted in West Penn rate cases over the last twenty-seven years.
                          AFFILIATE INTEREST APPROVAL
            6. Under the Operating Agreement, Unit No. 1 of Ft. Martin is operated and maintained by an operating company chosen by an operating committee made up of the three owners of Unit No. 1: DQE, Mon Power, and Potomac Edison. Mon Power is currently, and has always been, the operating company. The Operating Agreement further details the allocation of costs for operation and maintenance of Unit No. 1. The Operating Agreement may be assigned, and DQE intends to assign its interest to AYP upon financial closing.
            7. When ownership of DQE's 50% interest in Ft. Martin Unit No. 1 is transferred, employees of Mon Power will perform services for the benefit of AYP, just as they formerly did for DQE. These services will be performed, and reimbursed for, in accordance with the terms of the Operating Agreement. There will be no change in the Operating Agreement except the substitution of AYP for DQE.
            8. Pursuant to Section 2102(b) of the Public Utility Code, a copy of the April 30, 1965 Operating Agreement and a copy of the November 14, 1968 Common Facilities Operating Agreement are attached hereto as Exhibit A.
            9. The accounting for services provided under the Operating Agreement shall not change from the method perviously utilized and reviewed by this Commission when DQE owned 50% of Unit No. 1. The assignment of DQE's interest in the Operating Agreement to AYP will not alter the costs to West Penn's customers.
            10. Approval by the Commission of AYP's stepping into the shoes of DQE under the Operating Agreement is a condition precedent to the consummation of DQE's sale of its interest in Ft. Martin Unit No. 1 to AYP.
See Asset Purchase Agreement, Exhibit 1 to Petition of Duquesne Light Company for Declaratory Order and Application for Certificate of Public Convenience,
No. P-00951001, filed December 21, 1995.
            11.  Because neither the operation nor the accounting for Unit No.
1 at the Station will change as a result of this assignment, and because the Operating Agreement properly ensures that AYP's affiliates are fairly reimbursed for services rendered at Unit No. 1 of Ft. Martin, approval of AYP assuming DQE's rights and obligations under the Operating Agreement should be granted pursuant to Section 2102 of the Public Utility Code.
                               HYBRID EWG STATUS
            12. The Energy Policy Act of 1992 ("EPAct") amended PUHCA to create a new category of electric generator known as the exempt wholesale generator ("EWG"). In creating EWGs, Congress contemplated that electric utilities might wish to take rate based generation facilities and reclassify them as EWGs. Section 32(d) of PUHCA describes "hybrid EWGs" as facilities which are partly owned or operated by an EWG, and partly owned and operated by an affiliate regulated company. 15 U.S.C. Section 79z-5a(d). Certain requirements must be met before a hybrid EWG will be approved. These requirements are set forth in Section 32(c) of PUHCA, which provides in relevant part:
            (c) STATE CONSENT FOR EXISTING RATE-BASED FACILITIES-If a rate or charge for, or in connection with, the construction of a facility, or for electric energy produced by a facility
            (other than any portion of a rate or charge which represents recovery of the cost of a wholesale rate or charge) was in effect under the laws of any State as of the date of enactment of this section, in order for the facility to be considered an eligible facility, every State commission having jurisdiction over any such rate or charge must make a specific determination that allowing such facility to be an eligible facility (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law;...
15 U.S.C. Section 79z-5a(c).
            13. Under the terms of the Asset Purchase Agreement, as a condition precedent to closing, AYP must receive certification from the Federal Energy Regulatory Commission ("FERC") of AYP's interest in Ft. Martin Unit No. 1 as an EWG.
            14. Under Section 32(c) of PUHCA, as the Commission having authority over DQE's rates, a portion of which included DQE's interest in Ft. Martin Unit No. 1, the Commission must make the necessary findings under
Section 32(c) before FERC will certify AYP's interest in Ft. Martin Unit No. 1 as an EWG.
            15. AYP submits that its ownership of DQE's 50% interest in Unit No. 1 of the Station satisfies the requirements of Section 32(c) of PUHCA and requests that the Commission issue the necessary findings under Section 32(c).
            16. The ownership by AYP, as an EWG, of DQE's 50% interest in Ft. Martin Unit No. 1 will benefit consumers, since AYP intends to sell the output at market rates as a competitor in the wholesale market. As Congress reasoned in the enactment of EPAct, a competitive wholesale power market will ultimately result in lower rates to consumers. By adding a new player to the competitive wholesale market, AYP's acquisition of DQE's interest will help foster increased wholesale competition. Since AYP's interest in Ft. Martin
Unit No. 1 will be a "merchant plant," that is, a plant with no captive customers, only those parties who see an economic benefit will purchase from AYP. Thus consumers will benefit from the economically attractive purchases that wholesale customers may make from AYP's EWG.
            17. As Congress noted in the enactment of EPAct, and as this Commission has suggested, increased competition, at least in the electric wholesale market, is in the public interest. See generally, Investigation into Electric Power Competition, Docket No. I-00940032.
            18. If the Commission is satisfied that DQE's proposed sale of its interest in Unit No. 1 of the Station is in the public interest, and approves the transfer of DQE's interest and approves of the affiliate interest represented by the Operating Agreement, permitting AYP to hold its interest in Ft. Martin Unit No. 1 as an EWG will not violate state law. While the Commission has not yet ruled on DQE's request to sell its interest in Unit No.
1 of the Station, AYP respectfully submits that the Commission may make the requisite findings for hybrid EWG status, conditioned upon its ruling on DQE's petition. As each of the requirements of section 32(c) are met, AYP respectfully requests that the Commission issue the necessary findings under section 32(c).

                                  CONCLUSION
            WHEREFORE, West Penn Power Company respectfully requests that this Commission approve the affiliate interest that will result from the transfer of DQE's rights and obligations under the Operating Agreement to AYP; and further, AYP Capital, Inc. respectfully requests that this Commission make the requisite findings under section 32(c) of PUHCA to permit AYP's share of Ft. Martin Unit No. 1 to operate as a hybrid EWG.

                                          Respectfully submitted,

AYP Capital, Inc.                         West Penn Power Company

THERESA J. COLECCHIA                      JOHN L. MUNSCH
Theresa J. Colecchia                      John L. Munsch
AYP Capital, Inc.                         West Penn Power Company
800 Cabin Hill Dr.                        800 Cabin Hill Dr.
Greensburg, PA 15601                      Greensburg, PA 15601
(412) 838-6677                            (412) 838-6210
Attorney for AYP Capital, Inc.            Attorney for West Penn
                                          Power Company

Dated: January 10, 1996

                        BEFORE THE PENNSYLVANIA PUBLIC
                              UTILITY COMMISSION


Joint Petition of West Penn Power Company and   )
AYP Capital, Inc. for Affiliate                 )
Interest Approval and Hybrid                    )
Exempt Wholesale Generator                      )     NO.
Approval                                        )

Commonwealth of Pennsylvania
Westmoreland County

                                   AFFIDAVIT

            I, Carole Chamberlain, being first duly sworn, depose and state that I am the Assistant Secretary of West Penn Power Company, that I am authorized to make this affidavit for West Penn Power Company, that the facts set forth in the foregoing Petition are true and correct to the best of my knowledge, information and belief.



                                            CAROLE R. CHAMBERLAIN

Subscribed and sworn before me
this 10th day of January, 1996

   GLORIA J. CAVADA

                        BEFORE THE PENNSYLVANIA PUBLIC
                              UTILITY COMMISSION


Joint Petition of West Penn Power Company and   )
AYP Capital, Inc. for Affiliate                 )
Interest Approval and Hybrid                    )
Exempt Wholesale Generator                      )     NO.
Approval                                        )


Commonwealth of Pennsylvania
Westmoreland County

                                   AFFIDAVIT

            I, Kenneth J. Blasko, being first duly sworn, depose and state that I am the Assistant Vice President of AYP Capital, Inc., that I am authorized to make this affidavit for AYP Capital, Inc., that the facts set forth in the foregoing Petition are true and correct to the best of my knowledge, information and belief.


                                                KENNETH J. BLASKO

Subscribed and sworn before me
this 10th day of January, 1996

    GLORIA J. CAVADA

                                                       Exhibit A

         FORT MARTIN CONSTRUCTION AND OPERATING AGREEMENT, dated April 30, 1965, among DUQUESNE LIGHT COMPANY, a Pennsylvania corporation ("Duquesne"), MONONGAHELA POWER COMPANY, a West Virginia corporation ("Monongahela"), and THE POTOMAC EDISON COMPANY, a Maryland corporation ("Potomac").
1.  Station.
         Duquesne, Monongahela and Potomac (the "Companies") hereby provide for the construction and operation of the first unit of approximately 500,000 kw name plate capacity (the "First Unit") of a steam electric generating station in Monongalia County, West Virginia, to be owned by the Companies as tenants in common with undivided ownership interests of Duquesne one-half, Monongahela one-quarter and Potomac one-quarter (their respective "Ownership Shares"), all as contemplated in the Deed dated April 30, 1965 (the "Deed") from Monongahela to Duquesne and Potomac. The provisions of this Agreement are intended, as contemplated in the Deed, to establish as among the Companies more detailed provisions and procedures for carrying out provisions of the Deed.
2.  Construction.
         Construction of the First Unit shall be carried out by the Companies under the general supervision and direction of a Construction Committee, which shall be the Allegheny Power System Fort Martin Construction Committee. Duquesne will have a representative on such committee.
         The Companies intend to use their best efforts toward the end that the construction of the First Unit will be completed, and full-scale operation commenced, on or before May 1, 1967.
         The Companies shall, with reasonable expedition, enter into contracts (which may be purchase order contracts) providing for (a) the purchase of materials, equipment and services for, and construction of, the First Unit and (b) insurance to insure all work under construction against risks usually insured against for such work. Each such contract shall provide, among other things, that the performance of the contract shall be for the account of, and the charges therefor shall be billed to, and paid by the Companies in proportion to their respective Ownership Shares and that the invoices for such billing (Contractor's Invoice or Invoices) shall be submitted in the names of the Companies. Each of the Companies shall execute and deliver on its own behalf the contracts providing for the purchase of the following: Steam generator, turbine-generator, main transformers, equipment erection, piping installation, electrical installation, structural steel, substructure, superstructure, piping and equipment insulation, condenser, fly ash collectors, large pumps, and consulting engineering work. For their convenience the Companies may authorize an individual or individuals to execute and deliver on behalf of the Companies all other contracts to be entered into pursuant to this Section.
         Books of account and records containing details of the items of cost applicable to the construction of the First Unit shall be kept under the supervision of the Construction Committee and shall be open to examination at any time by any Company or its representatives.

         The Construction Committee shall cause the Companies to be furnished with counterparts of such books of account and records as they may request. The basic books of account and records shall be turned over to and maintained by the Operating Company referred to in Section 3.
3.  Operation and Maintenance.
         The First Unit shall be operated and maintained in accordance with good utility operating practice.
         The Companies shall establish an Operating Committee for the purpose of establishing policies for the operation and maintenance of the First Unit. The Companies shall be represented on the Operating

Committee in proportion to their Ownership Shares. The Operating Committee shall meet at the call of any member.
         The First Unit will be operated and maintained by one of the Companies (the "Operating Company") in accordance with policies to be established by the Operating Committee. Until otherwise agreed by all the Companies, Monongahela shall be the Operating Company. The Operating Company shall not be liable in respect of operation or maintenance except for its gross negligence or willful misconduct. The Operating Company shall keep books of account and records containing details of the items of cost applicable to the operation and maintenance of the First Unit. Such books of account and records shall be open to examination at any time by any Company or its representatives. The Operating Company shall furnish the Companies with counterparts of such books of account and records as they may request.

4.  Renewals, Replacements, Additions and Retirements.
         Renewals and replacements necessary for the operation of the First Unit shall be made as required by good utility operating practice. Other renewals and replacements and any additions to the First Unit may be made only by agreement of all the Companies. Retirements, sales and other dispositions of First Unit property shall be effected only in a manner consistent with the Companies' respective mortgage indentures, if any. Renewals, replacements, additions, and retirements (and related dispositions and sales) shall be effected by the Operating Company subject to the policies established by the Operating Committee.
5.  Title to Property.
         Title to all property (including Common Facilities as defined in the Deed) acquired or constructed in connection with the First Unit (including without limitation property acquired for use or consumption in connection with its construction, operation or maintenance) shall be in the Companies as tenants in common in proportion to their Ownership Shares, subject in the case of Common Facilities to any sales pursuant to subparagraph 5 of the Deed. Construction, acquisitions and purchases shall be made in such manner that title shall vest in accordance with the foregoing.
6.  Power and Energy.
         Subject to Section 9, each Company shall at all times have full ownership of and available to it at the First Unit the portion of the generating capability of the First Unit and the energy associated there-with, corresponding to its Ownership Share.

         Each Company shall keep the Operating Company informed as to the amount of power it requires to be generated for it.
         Subject to its capability and to necessary or unavoidable outages, the First Unit shall be operated so as to produce an output equal to the sum of the power requirements of the Companies therefrom.
7.  Expenditures.
         All expenditures in respect of the First Unit shall be accounted for in accordance with the Uniform System of Accounts prescribed by the Federal Power Commission for Public Utilities and Licensees (Class A and B Electric Utilities) as in effect on the date of this Agreement.
          All expenditures (including without limitation all expenditures or administration, labor, payroll taxes, employee benefits, maintenance, materials, research and development, supplies nd services), except those in respect of Common Facilities as defined in the Deed for the con-struction, operation and maintenance (excluding fuel) of the First Unit and for renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their Ownership Shares. All such expenditures in respect of Common Facilities shall be shared by the Companies in proportion to each Company's Ownership Share (after reduction by a fraction equal to any fraction of such Company's ownership interest in Common Facilities sold pursuant to the provisions of the Deed). All expenditures in respect of the First Unit properly chargeable to Account 501 (Fuel) of such Uniform System of Accounts for any period shall be shared by the Companies pro rata according to the total kilowatt hours of energy respectively taken by them from the First Unit during such period.

         Interest charges on borrowed funds, income taxes, and property, business and occupation and like taxes, of each Company shall be borne entirely by such Company; and such items, as well as depreciation, amortization, and interest charged to construction, shall not be deemed expenditures for purposes of this Section.
8.  Joint Account.
         The Companies shall maintain one or more joint accounts (collectively, the "Joint Account") in a bank or banks agreed upon by them, the title of each such account to include Duquesne (50%), Monongahela (25%) and Potomac (25%). All expenditures referred to in the second paragraph of Section 7 shall be paid out of the Joint Account.
         From time to time the Construction Committee or the Operating Company may request the Companies to advance to the Joint Account such amount as is then needed for cash working capital. Within ten days thereafter the Companies, pro rata according to their respective Ownership Shares, shall deposit in the Joint Account the amount specified in such request.
         As promptly as practicable after the end of each month, the Construction Committee or the Operating Company shall send to each of the Companies a statement in reasonable detail of all expenditures for such month and the amount of each Company's share thereof. Within ten days after its receipt of such statement, each Company shall deposit its share in the Joint Account.

         The Construction Committee or Operating Company shall cause to be drawn against the Joint Account, and to be delivered, checks or drafts in the names of the Companies in payment of expenditures. Funds shall be disbursed from the Joint Account in accordance with sound accounting and disbursement procedures. All persons authorized to handle or disburse funds from the Joint Account shall be bonded in favor of Duquesne, Monongahela and Potomac, as their respective interests may appear, for not less than $500,000.
9.  Default.
         During any period that a Company is in default in whole or in part in making the most recent deposit in the Joint Account then required under this Agreement, (a) such Company shall be entitled to no energy from the First Unit during such period (but shall be obligated to pay any damages to the non-defaulting Companies resulting from the default) and
(b) the non-defaulting Companies shall be entitled to all of the energy from the First Unit in proportion to their Ownership Shares. No such default shall affect any Company's ownership interest or any Company's obligations under Sections 7 and 8.
10.  Arbitration.
         The Companies hereby declare their intention and agree that any controversy arising out of or resulting to this Agreement or the Deed, or the breach of either thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
11.  Term of Agreement.
         This Agreement shall continue in full force and effect for a period of forty-two years from the date hereof and for such longer period as the Companies shall by mutual agreement continue to operate the First Unit. Termination of this Agreement shall not terminate the provisions of Section 10.

12.  Amendment.
         This Agreement may be amended from time to time or canceled at any time, by an instrument or instruments in writing signed by all of the Companies (or their successors or assigns).
13.  Successors and Assigns.
         This Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in connection with transfer to the assign of a corresponding ownership interest in the First Unit.
         IN WITNESS WHEREOF each of the parties has caused this Agreement to be duly executed.


                                 DUQUESNE LIGHT COMPANY


                                 PHILIP A. FLEGER
                                 Chairman of the Board
                                   and President


                                 MONONGAHELA POWER COMPANY


                                 JOHN A. FREEMAN
                                 Vice President


                                 THE POTOMAC EDISON COMPANY


                                 CHARLES D. LYON
                                 President

          FORT MARTIN COMMON FACILITIES OPERATING AGREEMENT, dated November 14, 1968, between DUQUESNE LIGHT COMPANY, a Pennsylvania corpora-tion ("Duquesne"), MONONGAHELA POWER COMPANY, an Ohio corporation
("Monongahela"), THE POTOMAC EDISON COMPANY, a Maryland corporation ("Potomac"), and WEST PENN POWER COMPANY, a Pennsylvania corporation ("West Penn"), together the "Companies".


1.   Common Facilities.
        Duquesne, Monongahela and Potomac, in their capacities as tenants in common of the First Unit at the Fort Martin Generating Station in Monongalia County, West Virginia (the "First Unit Owners"), have undivided ownership interests as tenants in common in certain Common Facilities at such Station of 25%, 12.5% and 12.5%, respectively. Monongahela, Potomac and West Penn, in their capacities as tenants in common of the Second Unit at such Station (the "Second Unit Owners"), have undivided ownership interest as tenants in common in such Common Facilities of 10%, 15% and 25%, respectively. Such Common Facilities are referred to in the Fort Martin Construction and Operating Agreement, dated April 30, 1965 (the "First Unit Agreement"), among the First Unit Owners, and in the Fort Martin Unit No. 2 Construction and Operating Agreement, dated December 30, 1965 (the "Second Unit Agreement"), among the Second Unit Owners, and, together with all renewals, replacements and additions in respect thereof, are hereinafter called the "Common Facilities".

2.   Operation and Maintenance.
        The agreements contained in Sections 3, 4, 5, 6, 7, 8, 10 and 11 of the First Unit Agreement, in so far as relating to Common Facilities, shall also be agreements with and for the benefit of each Second Unit

Owner; and the agreements contained in Sections 3, 4, 5, 6, 7, 8, 10 and 11 of the Second Unit Agreement, in so far as relating to Common Facilities, shall also be agreements with and for the benefit of each First Unit Owner.
        Policies for the operation and maintenance of the Common Facilities shall be agreed upon and established by the Operating Committees referred to in said Agreements. Until otherwise agreed by all the Companies, Monongahela shall be the Operating Company referred to in said Agreements.
        As contemplated in said Agreements, all expenditures for the operation and maintenance of the Common Facilities and for renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their aggregate ownership interests therein, namely Duquesne 25%, Monongahela 22.5%, Potomac 27.5%, and West Penn 25%, and title to all Common Facilities acquired or constructed (including without limitation property acquired for use or consumption in connection with construction, operation or maintenance) shall be in the Companies as tenants in common in said proportion.
        The First Unit Owners and the Second Unit Owners shall have such rights in regard to the Common Facilities as will permit the independent operation of the First Unit and of the Second Unit.

3.   Waiver of Partition.
        Each Company hereby confirms its agreement that it will not take any action (including without limitation commencing or maintaining any proceeding in any court) for the purpose of or which might result in partition of the Common Facilities in whole or in part; and each Company hereby confirms that it has waived and released all partition rights in respect of the Common Facilities, whether now existing or hereinafter accruing, whether under common law or statute or whether in kind or otherwise, and confirms its agreement that in the event any such right shall hereinafter accrue, it shall from time to time, upon the written request of any other tenant in common in the Common Facilities, execute and deliver such further instruments as may be necessary or appropriate to confirm such waiver and release of partition rights.
4.   Term of Agreement.
        This Agreement shall continue in full force and effect as long as both the First Unit Agreement and the Second Unit Agreement are in full force and effect. Termination of this Agreement shall not terminate the provisions of Section 2 hereof in so far as it refers to Sections 10 of said Agreements.
        Upon the termination of either of said Agreements (but in no event after 21 years from the date of death of the last to die of the present living descendants of King George V of England) each party to the Agreement terminated shall, at the request of the parties to the other Agreement and after any necessary regulatory approvals have been obtained, sell to them, in proportion to their ownership interests in the Common Facilities, its ownership interest in the Common Facilities for a price in cash equal to the then book depreciated cost thereof to the seller.

5.   Successors and Assigns.
        This Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in connection with transfer to the assign of a corresponding interest in the Common Facilities. Nothing herein shall be taken as limiting any Company's right at any time to transfer all or part of its ownership interest in the Common Facilities as long as such interest is transferred subject to the benefits and burdens hereof.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed.


                                     DUQUESNE LIGHT COMPANY


                                     By   JOHN H. ARTHUR
                                          Chairman of the Board
                                          and Chief Executive Officer

                                     MONONGAHELA POWER COMPANY


                                     By   C. B. WITHERS
                                          Vice President

                                     THE POTOMAC EDISON COMPANY


                                     By   A. J. BROWN
                                          Vice President

                                     WEST PENN POWER COMPANY


                                     By   H. M. SWARTZ
                                          Vice President